                                                                   EXHIBIT 10.15

                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                         EMMIS BROADCASTING CORPORATION

                                      AND

                     WABASH VALLEY BROADCASTING CORPORATION

                                   *   *   *

                                 MARCH 20, 1998

                               TABLE OF CONTENTS

                                                                           Page

SECTION 1. DEFINITIONS                                                      1
"Accounts Receivable"                                                       1
"Affiliate"                                                                 1
"Assets"                                                                    1
"Assumed Contracts"                                                         1
"Closing"                                                                   2
"Closing Date"                                                              2
"Consents"                                                                  2
"Contracts"                                                                 2
"Early Termination Event"                                                   2
"Escrow Agent"                                                              2
"Escrow Agreement"                                                          2
"Excluded Assets"                                                           2
"FCC"                                                                       2
"FCC Consent"                                                               2
"FCC Licenses"                                                              2
"Final Deposit"                                                             2
"GAAP"                                                                      2
"Initial Deposit"                                                           3
"Intangibles"                                                               3
"Licenses"                                                                  3
"Material Adverse Effect"                                                   3
"Non-FCC Licenses"                                                          3
"Permitted Liens"                                                           3
"Purchase Price"                                                            3
"Real Property"                                                             3
"Tangible Personal Property"                                                3

SECTION 2. PURCHASE AND SALE OF ASSETS                                      4
      2.1  Agreement to Sell and Buy                                        4
      2.2  Excluded Assets                                                  4
      2.3  Purchase Price                                                   5
      2.4  Payment of Purchase Price                                        6
      2.5  Assumption of Liabilities and Obligations                        6

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER                         7
      3.1  Organization, Standing, and Authority                            7
      3.2  Authorization and Binding Obligation                             7
      3.3  Absence of Conflicting Agreements                                7


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
                                                                           Page

      3.4  Title to and Condition of Real Property                          8
      3.5  Title to and Condition of Tangible Personal Property             8
      3.6  Assumed Contracts                                                9
      3.7  Consents                                                         9
      3.8  Intangibles                                                     10
      3.9  Insurance                                                       10
      3.10 Reports                                                         10
      3.11 Personnel                                                       10
      3.12 Taxes                                                           11
      3.13 Claims and Legal Actions                                        11
      3.14 Environmental Matters                                           11
      3.15 Compliance with Laws                                            12
      3.16 Conduct of Business in Ordinary Course                          12
      3.17 Transactions with Affiliates                                    12
      3.18 Broker                                                          12
      3.19 Governmental Licenses                                           12
      3.20 Acquired Assets                                                 13

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER                         13
      4.1  Organization, Standing, and Authority                           13
      4.2  Authorization and Binding Obligation                            13
      4.3  Absence of Conflicting Agreements                               14
      4.4  Broker                                                          14
      4.5  Buyer Qualifications                                            14
      4.6  Financing                                                       14

SECTION 5. OPERATIONS OF THE STATIONS PRIOR TO CLOSING                     14
      5.1  Generally                                                       14
      5.2  Compensation                                                    15
      5.3  Contracts                                                       15
      5.4  Disposition of Assets                                           15
      5.5  Encumbrances                                                    15
      5.6  Access to Information                                           15
      5.7  Maintenance of Assets                                           15
      5.8  Insurance                                                       16
      5.9  Consents                                                        16
      5.10 Books and Records                                               16
      5.11 Notification                                                    16
      5.12 Compliance with Laws                                            16
      5.13 Collection of Accounts Receivable                               16
      5.14 Cure                                                            16



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
                                                                           Page

      5.15 Licenses                                                         16
      5.16 Audited Financial Statements                                     17
      5.17 Schedules                                                        17

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS                                 17
      6.1  HSR Act                                                          17
      6.2  Control of the Stations                                          17
      6.3  Risk of Loss                                                     17
      6.4  Confidentiality                                                  18
      6.5  Cooperation                                                      18
      6.6  Access to Books and Records                                      18
      6.7  Appraisal                                                        18
      6.8  Employment Matters                                               18
      6.9  Accounts Receivable                                              19
      6.10 FCC Consent                                                      20
      6.11 Buyer Conduct                                                    20
      6.12 Noncompetition Agreement                                         20

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING         21
      7.1  Conditions to Obligations of Buyer                               21
      7.2  Conditions to Obligations of Seller                              24

SECTION 8. CLOSING AND CLOSING DELIVERIES                                   24
      8.1  Closing                                                          24
      8.2  Deliveries by Seller                                             25
      8.3  Deliveries by Buyer                                              25

SECTION 9.TERMINATION                                                       26
      9.1  Termination by Seller                                            26
      9.2  Termination by Buyer                                             26
      9.3  Rights on Termination                                            27
      9.4  Escrow Deposit                                                   28

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
            INDEMNIFICATION; CERTAIN REMEDIES                               28
      10.1 Representations, Warranties and Covenants                        28
      10.2 Indemnification by Seller                                        29
      10.3 Indemnification by Buyer                                         29
      10.4 Limitations                                                      30
      10.5 Procedure for Indemnification                                    30



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
                                                                           Page

      10.6  Specific Performance                                            31
      10.7  Attorneys' Fees                                                 31
      10.8  Indemnification Fund                                            31
      10.9  Bulk Transfer                                                   32

SECTION 11. MISCELLANEOUS                                                   32
      11.1  Fees and Expenses                                               32
      11.2  Notices                                                         32
      11.3  Benefit and Binding Effect                                      33
      11.4  Assignment                                                      33
      11.5  Further Assurances                                              33
      11.6  Governing Law                                                   33
      11.7  Headings                                                        33
      11.8  Gender and Number                                               34
      11.9  Entire Agreement                                                34
      11.10 Waiver of Compliance; Consents                                  34
      11.11 Press Release                                                   34
      11.12 Counterparts                                                    34




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                           LIST OF SCHEDULES


Schedule 3.3          --                   Consents

Schedule 3.4          --                   Real Property

Schedule 3.5          --                   Tangible Personal Property

Schedule 3.6(a)       --                   Contracts

Schedule 3.6(b)       --                   Trade Agreements

Schedule 3.8          --                   Intangibles

Schedule 3.9          --                   Insurance

Schedule 3.11         --                   Employee Matters

Schedule 3.13         --                   Litigation

Schedule 3.17         --                   Transactions with Affiliates

Schedule 3.19         --                   FCC Licenses

Schedule 4.3          --                   Buyer Consents

Schedule 6.12         --                   Noncompetition Agreement

Schedule 10.8         --                   Indemnification Escrow Agreement




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                            ASSET PURCHASE AGREEMENT


     THIS ASSET PURCHASE AGREEMENT is dated as of the 20th day of March, 1998, between Emmis Broadcasting Corporation, an Indiana corporation ("Buyer"), and Wabash Valley Broadcasting Corporation, an Indiana corporation ("Seller").

                                R E C I T A L S

     A. Seller is the licensee of radio and television stations WTHI (AM), WTHI-FM and WTHI (TV), Terre Haute, Indiana, WWVR-FM, West Terre Haute, Indiana (FCC license assignment application pending), and WFTX (TV), Cape Coral, Florida (collectively, the "Stations") pursuant to authorizations issued by the Federal Communications Commission ("FCC").

     B. Seller desires to sell, and Buyer desires to buy, certain assets that are used or useful in the business or operations of the Stations for the price and on the terms and conditions set forth in this Agreement.

                              A G R E E M E N T S

     In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, Buyer and Seller, intending to be bound legally, agree as follows:

SECTION 1. DEFINITIONS

     The following terms, as used in this Agreement, shall have the meanings set forth in this Section:

     "Accounts Receivable" means all accounts receivable of Seller arising out of the operation of the Stations prior to the Closing Date.

     "Affiliate" means, with respect to any specified person or entity, another person or entity which, or a member of an immediate family which, directly or indirectly controls, is controlled by, or is under common control with, the specified person or entity.

     "Assets" means the assets to be sold, transferred, or otherwise conveyed to Buyer under this Agreement, as specified in Section 2.1.

     "Assumed Contracts" means (i) all Contracts listed in Schedule 3.6 that are designated as Contracts that are to be assumed by Buyer on and after the Closing Date, (ii) all Contracts that are not required to be listed on Schedule
3.6 by the express terms of Section 3.6, (iii) Contracts entered into by Seller after the date hereof pursuant to Section 5.3 and (iv) any Contracts entered into by Seller between the date of this Agreement and the Closing Date that Buyer agrees in writing to assume.

     "Closing" means the consummation of the purchase and sale of the Assets pursuant to this Agreement in accordance with the provisions of Section 8.

     "Closing Date" means the date on which the Closing occurs, as determined pursuant to Section 8.

     "Consents" means the consents, permits, or approvals of government authorities and other third parties necessary to transfer the Assets to Buyer or otherwise to consummate the transactions contemplated by this Agreement.

     "Contracts" means all contracts, leases, non-governmental licenses, and other agreements (including leases for personal or real property and employment agreements), written or oral, (including any amendments and other modifications thereto) to which Seller is a party and which relate to or affect the Assets or the business or operations of the Stations, and (i) which are in effect on the date of this Agreement or (ii) which are entered into by Seller between the date of this Agreement and the Closing Date, but excluding any of the foregoing that are included in the Excluded Assets.

     "Early Termination Event" has the meaning set forth in Section 9.2.

     "Escrow Agent" means NBD Bank, N.A.

     "Escrow Agreement" means the Deposit Escrow Agreement, of even date herewith by and among Buyer, Seller and the Escrow Agent.

     "Excluded Assets" has the meaning set forth in Section 2.2.

     "FCC" means the Federal Communications Commission.

     "FCC Consent" means action by the FCC granting its consent to the assignment of the FCC Licenses to Buyer as contemplated by this Agreement, provided that such action has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no timely petition for reconsideration or administrative or judicial appeal or sua sponte action of the FCC with comparable effect is pending.

     "FCC Licenses" means all Licenses issued by the FCC to Seller in connection with the business or operations of the Stations, including the right to use the call letters "WWVR", "WFTX" or "WTHI".

     "Final Deposit" has the meaning set forth in Section 9.4.

     "GAAP" means generally accepted accounting principles, as in effect from time to time, applied on a consistent basis.


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     "Initial Deposit" has the meaning set forth in Section 9.4.

     "Intangibles" means all copyrights, trademarks, trade names, service marks, service names, licenses, patents, permits, jingles, proprietary information, technical information and data, machinery and equipment warranties, and other similar intangible property rights and interests (and any goodwill associated with any of the foregoing) applied for, issued to, or owned by Seller or under which Seller is licensed or franchised and which are used or useful in the business and operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any of the foregoing that are included in the Excluded Assets.

     "Licenses" means all licenses, permits, and other authorizations issued to Seller by the FCC (including the right to use the call letters "WWVR" "WFTX" and "WTHI"), the Federal Aviation Administration, or any other federal, state, or local governmental authorities in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date.

     "Material Adverse Effect" means a material adverse effect on the Assets taken as a whole or the businesses of the Stations, provided that the foregoing shall not include any material adverse effect arising out of (i) factors affecting the radio or television broadcasting industry generally, (ii) general national, regional or local economic conditions, (iii) governmental or legislative laws, rules or regulations affecting the radio or television broadcasting industry generally, or (iv) actions taken by Buyer or its affiliates.

     "Non-FCC Licenses" means the Licenses issued by any governmental authorities (other than the FCC) in connection with the business or operations of the Stations.

     "Permitted Liens" means liens for taxes and assessments not yet due and payable, mechanics' and other statutory liens created in the ordinary course of business that secure obligations not delinquent, restrictions, easements and other encumbrances on the Real Property which do not adversely affect the use or value of the Real Property.

     "Purchase Price" means the purchase price specified in Section 2.3.

     "Real Property" means all of Seller's real property and interests in real property, leaseholds and subleaseholds, purchase options, easements, licenses, rights to access, rights of way, all buildings and other improvements thereon, and other real property interests which are used or useful in the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding any of the foregoing that are included in the Excluded Assets.

     "Tangible Personal Property" means all of Seller's machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, inventory, spare parts, and other tangible personal property which is used or useful in the conduct of the business or operations of the Stations,


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together with any additions thereto between the date of this Agreement and the
Closing Date, but excluding any of the foregoing that are included in the Excluded Assets.

SECTION 2. PURCHASE AND SALE OF ASSETS

     2.1 Agreement to Sell and Buy. Subject to the terms and conditions set forth in this Agreement, Seller hereby agrees to sell, transfer, and deliver to Buyer on the Closing Date, and Buyer agrees to purchase on the Closing Date, all of Seller's rights, title and interest in and to the following Assets used or useful in connection with the conduct of the business or operations of the Stations, together with any additions thereto between the date of this Agreement and the Closing Date, but excluding the assets described in Section 2.2, free and clear of any claims, liabilities, security interests, mortgages, liens, pledges, conditions, charges, or encumbrances of any nature whatsoever (except for Permitted Liens):


         (a)  The Tangible Personal Property;

         (b)  The Real Property;

         (c)  The Assumed Contracts;

         (d)  The Intangibles and the goodwill of the Stations, if any;


         (e) All of Seller's proprietary information, technical information and data, machinery and equipment warranties, maps, computer discs and tapes, plans, diagrams, blueprints, and schematics, relating to the business and operation of the Stations;

         (f) All books and records relating to the business or operations of the Stations, other than those described in Section 2.2(b), including executed copies of the Assumed Contracts;

         (g) The Licenses; and

         (h) All records required by the FCC to be kept by the Stations.

     2.2 Excluded Assets. The Assets sold, transferred and delivered to Buyer hereunder shall exclude the following assets (the "Excluded Assets"):

         (a) Seller's cash on hand as of the Closing and all other cash in any of Seller's bank or savings accounts; any insurance policies, letters of credit, or other similar items and cash surrender value in regard thereto; and any stocks, bonds, certificates of deposit and similar investments;

         (b) All books and records that Seller is required by law to retain, that pertain to Seller's organization or other internal matters and all tax records;


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



     (c) Any pension, profit-sharing, or employee benefit plans, and any collective bargaining agreements;

     (d) The Accounts Receivable;

     (e) Claims of Seller against third parties with respect to matters occurring prior to the Closing Date, except to the extent such claims relate to the condition of the Assets on and after the Closing Date; and

     (f) Prepaid expenses for which Seller does not receive a credit under
Section 2.3(b) hereof and deposits to the extent not reflected in the adjustments made pursuant to Section 2.3(b) hereof.

     2.3 Purchase Price.

     (a) Purchase Price. The Purchase Price for the Assets shall be Ninety Million Dollars ($90,000,000.00), adjusted as provided in Section 2.3(b) below.

     (b) Prorations. The Purchase Price shall be increased or decreased as required to effectuate the proration of the revenues and expenses of the Stations. All revenues and all expenses arising from the operation of the Stations, excluding accrued sick leave days but including business and non-governmental license fees, annual regulatory fees imposed by the FCC, utility charges, real and personal property taxes and assessments levied against the Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Assets under this Agreement), programming fees and expenses, employee compensation, including wages, commissions, vacation and personal days accrued but unused for all employees of Seller who become employees of Buyer and prepaid and deferred items, shall be prorated between Buyer and Seller in accordance with GAAP and the principle that Seller shall be entitled to all revenues and shall be responsible for all expenses, costs, and liabilities allocable to the period prior to the Closing Date and Buyer shall be entitled to all revenues and shall be responsible for all expenses, costs, and obligations allocable to the period on and after the Closing Date. Notwithstanding the preceding sentence, there shall be no adjustment for, and Seller shall remain solely liable with respect to, any Contracts not included in the Assumed Contracts and any other obligation or liability not being assumed by Buyer in accordance with Section 2.5.

     (c) Manner of Determining Adjustments.

     (i) Any adjustments will, insofar as feasible, be determined and paid on the Closing Date, with final settlement and payment by the appropriate party occurring no later than ninety (90) days after the Closing Date or such other date as the parties shall mutually agree upon. Seller shall prepare and deliver to Buyer not later than five (5) days before the Closing Date a preliminary settlement statement which shall set forth Seller's good faith estimate of the prorations


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under Section 2.3(b).  The preliminary settlement statement shall contain all information reasonably necessary to determine the prorations under Section 2.3(b), including appropriate supporting documentation and such other information as may be reasonably requested by Buyer, to the extent such prorations can be determined or estimated as of the date of the preliminary settlement statement and shall be certified by an officer (but without personal liability of such officer) on behalf of Seller to be true and complete to Seller's knowledge.

     (ii) Not later than ninety (90) days after the Closing Date, Buyer shall deliver to Seller a statement setting forth Buyer's determination of any changes to the prorations made at the Closing. Buyer's statement (A) shall contain all information reasonably necessary to determine the prorations to the Purchase Price under Section 2.3(b), including appropriate supporting documentation, and such other information as may be reasonably requested by Seller, and (B) shall be certified by an officer (but without personal liability to such officer) on behalf of Buyer to be true and complete to Buyer's knowledge. Seller (and its authorized representatives) shall have the right to visit the Stations during normal business hours to verify and review such documentation upon providing reasonable notice to Buyer (such access not to unreasonably interfere with the business or operations of the Stations). If Seller disputes the prorations determined by Buyer, it shall deliver to Buyer within fifteen (15) days after its receipt of Buyer's statement a statement setting forth its determination of such prorations. If Seller notifies Buyer of its acceptance of Buyer's statement, or if Seller fails to deliver its statement within the fifteen (15) day period specified in the preceding sentence, Buyer's determination of such adjustments and prorations shall be conclusive and binding on the parties as of the last day of such fifteen (15) day period.

     (iii) Buyer and Seller shall use good faith efforts to resolve any dispute involving the determination of the prorations in connection with the Closing. If the parties are unable to resolve any dispute within fifteen days following the delivery to Buyer of the statement described in the penultimate sentence of
Section 2.3(c)(ii), Buyer and Seller shall jointly designate a nationally recognized firm of independent certified public accountants (the "Neutral Auditors") to resolve such dispute. If the parties are unable to agree on the designation of the Neutral Auditors, then a nationally recognized accounting firm will be selected by lot from two names submitted by Seller and two names submitted by Buyer, none of which shall be employed by Seller or Buyer or any of their respective affiliates. The Neutral Auditors' resolution of the dispute shall be made within sixty (60) days of their selection, shall be based on presentations by Seller and Buyer and not by independent financial audit and shall be final and binding on the parties. The Neutral Auditors' resolution of the dispute may be enforced by any court of competent jurisdiction. Fees of the Neutral Auditors shall be split equally between the parties.

     2.4 Payment of Purchase Price.  The Purchase Price, as adjusted under
Section 2.3(b) and less the amount of the Indemnity Fund to be paid as provided in Section 10.8, shall be paid by Buyer to Seller at Closing by federal wire transfer of same-day funds pursuant to wire instructions delivered by Seller to Buyer at least two (2) days prior to the Closing Date.


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     2.5 Assumption of Liabilities and Obligations.  As of the Closing Date,
Buyer shall assume and undertake to pay, discharge, and perform all obligations and liabilities (a) under the Licenses and Assumed Contracts insofar as such obligations and liabilities arise on and after the Closing Date, (b) with respect to which an adjustment to the Purchase Price is made in favor of Buyer pursuant to Section 2.3(b), and (c) to any former employee of Seller who is hired by Buyer insofar as such obligations and liabilities arise on and after the Closing Date. Buyer shall not assume any other obligations or liabilities of Seller, including (i) any obligations or liabilities under any Contract not included in the Assumed Contracts, (ii) any obligations or liabilities under the Assumed Contracts relating to the period prior to the Closing Date, (iii) any claims or pending litigation or proceedings relating to the operation of the Stations prior to the Closing, (iv) any obligations or liabilities arising under capitalized leases or other financing agreements not assumed by Buyer, and (v) any obligations or liabilities of Seller under any employee pension, retirement, or other benefit plans or collective bargaining agreements, and all such obligations and liabilities shall remain and be the obligations and liabilities solely of Seller.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Subject to the parties' agreement and acknowledgment that the Schedules referred to in this Section 3 are to be delivered by Seller not later than ten
(10) business days after the date hereof, Seller represents and warrants to Buyer as follows:

     3.1 Organization, Standing, and Authority. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana. Seller has full power and authority (i) to own, lease, and use the Assets as now owned, leased, and used, (ii) to conduct the business and operations of the Stations as now conducted, and (iii) subject to obtaining the Consents set forth on Schedule 3.3 and any applicable requirement under the HSR Act, to execute and deliver this Agreement and all of the other agreements and documents contemplated hereby (the "Seller Ancillary Agreements") and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Seller hereunder and thereunder.

     3.2 Authorization and Binding Obligation. The execution, delivery, and performance by Seller of this Agreement and the Seller Ancillary Agreements have been duly authorized by all necessary corporate actions on the part of Seller and its board of directors and shareholders. This Agreement has been duly executed and delivered by Seller and constitutes the legal, valid, and binding obligation of Seller and upon execution thereof, the Seller Ancillary Agreements will be duly executed and delivered by Seller and will constitute the legal, valid and binding obligations of Seller, in each case enforceable against it in accordance with their respective terms, except as the enforceability of this Agreement and the Seller Ancillary Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

     3.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent, the other Consents listed on Schedule 3.3 and any applicable requirements under the HSR Act, the execution,


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delivery, and performance of this Agreement and the Seller Ancillary Agreements
(with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party, except for any such individual consent the failure of which to obtain could not reasonably be expected to have a Material Adverse Effect; (ii) will not conflict with any provision of the organizational documents of Seller; (iii) will not conflict with, result in a breach of, or constitute a default or an event creating rights of acceleration, termination or cancellation under, any law, judgment, order, ordinance, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Seller; and (iv) will not conflict with, constitute grounds for termination of, result in a breach of, or constitute a default under, any material agreement, instrument, license, or permit to which Seller is a party or by which Seller or the Assets may be bound.

     3.4 Title to and Condition of Real Property. Schedule 3.4 contains a complete and accurate description in all material respects of all the Real Property and Seller's interests therein. Together with the Excluded Assets, the Real Property listed on Schedule 3.4 comprises all real property interests necessary to conduct the business and operations of the Stations as now conducted. With respect to each leasehold or subleasehold interest included in the Real Property being conveyed under this Agreement, so long as Seller fulfills its obligations under the lease therefor, Seller will have enforceable rights under such lease in accordance with the terms and conditions thereof. Except as disclosed on Schedule 3.4, all towers, guy anchors, and buildings and other improvements included in the Assets are located entirely on the Real Property listed in Schedule 3.4. Seller will deliver to Buyer true and complete copies of all leases pertaining to the Real Property within ten (10) business days after the date of execution of this Agreement. All Real Property (including the improvements thereon) (i) is in good condition and repair in all material respects consistent with its present use (ordinary wear and tear excepted), (ii) is available for immediate use in the conduct of the business and operations of the Stations, and (iii) complies in all material respects with all applicable building or zoning codes and the regulations of any governmental authority having jurisdiction. Seller has full legal and practical access to the Real Property. Seller has no material Non-FCC Licenses.

     3.5 Title to and Condition of Tangible Personal Property. Schedule 3.5 lists all material items of Tangible Personal Property. Together with the Excluded Assets, the Tangible Personal Property listed on Schedule 3.5 comprises all material items of tangible personal property necessary to conduct the business and operations of the Stations as now conducted. Except as described in Schedule 3.5, Seller owns and has good title to each item of Tangible Personal Property, and none of the Tangible Personal Property owned by Seller is subject to any security interest, mortgage, pledge, conditional sales agreement, or other lien or encumbrance, except for Permitted Liens and liens set forth on
Schedule 3.5 hereto. Each item of Tangible Personal Property is available for immediate use in the business and operations of the Stations and, except as set forth on Schedule 3.5, is in good operating condition and repair, ordinary wear and tear excepted. Except as set forth on Schedule 3.5, all items of transmitting equipment included in the Tangible Personal Property (i) have been maintained in all material respects in a manner consistent with generally accepted standards of good engineering practice, and (ii) together with the Excluded Assets, will permit the Stations and any auxiliary broadcast stations used in the operation of the Stations to operate in all material respects in compliance with the terms of the FCC Licenses, the rules and regulations of the FCC, and with all other applicable federal, state, and local statutes, ordinances, rules, and regulations.

     3.6 Assumed Contracts.

     (a) Schedule 3.6(a) is a true and complete list of all Contracts except
(a) Contracts payable in cash for production services or for the sale of advertising time broadcast on the Stations, (b) trade or barter advertising agreements entered into in the ordinary course of business, (c) oral employment Contracts terminable at will and (d) other Contracts with a duration of one year or less and entered into in the ordinary course of business not involving liabilities exceeding $1,000 per Contract per year or $25,000 per year in the aggregate for all such Contracts. Seller will deliver to Buyer true and complete copies of all written Contracts listed on Schedule 3.6(a) and true and complete memoranda of all oral Contracts (including any amendments and other modifications to such Contracts) within ten (10) business days after the date of execution of this Agreement. Other than the Contracts listed on Schedule 3.6(a) or any other Schedule to this Agreement and the Contracts that are not required to be listed on Schedule 3.6(a), Seller requires no contract, lease, or other agreement to enable it to carry on its business as now conducted. All of the Assumed Contracts (a) are in full force and effect and constitute valid and binding obligations of Seller, (b) contain no provisions restricting competition and (c) to the best knowledge of Seller, the other parties thereto, and subject to obtaining the Consents listed on Schedule 3.3 to the extent applicable to such Contracts, may be transferred to Buyer pursuant to this Agreement and will be in full force and effect at the time of such transfer except to the extent any such Assumed Contract is terminated or expires in accordance with its terms prior to Closing. Seller has fulfilled and performed in all material respects its obligations under each of the Assumed Contracts and, to the best knowledge of Seller, no other party to the Assumed Contracts is in material default or breach thereunder, and no event has occurred and no condition exists which, with the passage of time or the giving of notice or both, would constitute a material default or breach by Seller or, to the best knowledge of Seller, by any such other party.

     (b) Schedule 3.6(b) lists all agreements, contracts, understandings and commitments as of the date indicated thereon for the sale of time on the Stations for other than monetary consideration ("Trade Agreements") as of the date stated therein, and sets forth the parties thereto, the financial value of the time required to be provided from and after the date of such Schedule and the financial value of the goods or services to be received by Seller from and after the date of such Schedule. True and complete copies of all written Trade Agreements in effect as of such date, including all amendments, modifications and supplements thereto, will be delivered to Buyer within ten (10) business days after the date of execution of this Agreement and each Trade Agreement hereafter entered into prior to Closing shall be promptly delivered to Buyer.

     3.7 Consents. Except for any applicable requirements under the HSR Act and subject to obtaining the FCC Consent and the other Consents described in Schedule 3.3, no consent, approval, permit, or authorization of, or declaration to or filing with, any governmental or regulatory authority, or any other third party is required to permit Seller (i) to consummate this Agreement and the transactions contemplated hereby and (ii) to assign or transfer the Assets to Buyer.

     3.8 Intangibles. Schedule 3.8 is a true and complete list of all material Intangibles, all of which are valid and in good standing and uncontested. Seller will deliver to Buyer copies of all documents establishing or evidencing all material Intangibles within ten (10) business days after the date of execution of this Agreement. To the best knowledge of Seller, Seller is not infringing upon or otherwise acting adversely to any trademarks, trade names, service marks, service names, copyrights, patents, patent applications, know-how, methods, or processes owned by any other person or persons, and there is no claim or action pending, or to the knowledge of Seller threatened, with respect thereto. Except as set forth in Schedule 3.8, Seller has not licensed anyone to use any Intangible and Seller has no knowledge of the infringement by any person of any Intangible. The Intangibles listed on Schedule 3.8, the FCC Licenses and the Excluded Assets described in Section 2.2(f) comprise all intangible property interests necessary to conduct the business and operations of the Stations as now conducted.

     3.9 Insurance. Schedule 3.9 sets forth all policies of insurance covering the Assets and such policies are in full force and effect.

     3.10 Reports. To the best of Seller's knowledge, all material returns, reports, and statements required to be filed by Seller with respect to the Stations with any governmental agency have been filed, and all reporting requirements of any governmental authorities having jurisdiction over Seller and the Stations have been complied with by Seller in all material respects. All of such returns, reports, and statements are substantially complete and correct as filed.

     3.11 Personnel.

     (a) Employees and Compensation. Schedule 3.11 contains a true and complete list of all positions of employees of Seller who are employed at the Stations, their job titles and current salary. Schedule 3.11 also contains a description as of the date of this Agreement of all employee benefit plans or arrangements applicable to the employees of the Stations. All employee benefits and welfare plans or arrangements listed in Schedule 3.11 were established and have been executed, managed and administered in all material respects in accordance with the Internal Revenue Code of 1986, as amended and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Seller is not aware of the existence of any governmental audit or examination of any of such plans or arrangements nor is Seller liable for any arrears of wages (other than those arising as the result of reasonable payroll practices) or any material taxes or penalties for failure to comply with any of the foregoing.

     (b) Labor Relations. Seller is not a party to or subject to any collective bargaining agreements with respect to the Stations, except as described in
Schedule 3.6. Seller has no written contracts of employment with any employee of the Stations, other than those listed in Schedule 3.6. Seller has complied in all material respects with all laws, rules, and regulations relating to the employment of labor, including those related to wages, hours, collective bargaining, occupational safety, discrimination, and the payment of social security and other payroll related taxes and it has not received any written notice alleging that it has failed to comply in any material respect with any such laws, rules, or regulations. No labor union or other collective bargaining unit represents or to Seller's knowledge, claims to represent any of the employees of the Stations. To Seller's knowledge, there is no union campaign being conducted to solicit cards from employees to authorize a union to request a National Labor Relations Board certification election with respect to any employees at the Stations.

     3.12 Taxes. There are no proceedings pending pursuant to which Seller is or could be made liable for any taxes, penalties, interest, or other charges, the liability for which could extend to Buyer as transferee of the Assets and, to the best knowledge of Seller, no event has occurred that could impose on Buyer any transferee liability for any taxes, penalties, or interest due or to become due from Seller.

     3.13 Claims and Legal Actions. Except for any FCC rulemaking proceedings generally affecting the broadcasting industry or as listed on Schedule 3.13 attached hereto, there is no claim, legal action, counterclaim, suit, arbitration, governmental investigation or other legal, administrative, or tax proceeding, nor any order, decree or judgment, in progress or pending, or to the knowledge of Seller threatened, against or relating to Seller with respect to its ownership or operation of the Stations or otherwise relating to the Assets or the business or operations of the Stations which could reasonably be expected to have a Material Adverse Effect.

     3.14 Environmental Matters.

     (a) Seller is in compliance with all laws, rules, and regulations of all federal, state, and local governments (and all agencies thereof) concerning the environment, except for any noncompliance which could not reasonably be expected to have a Material Adverse Effect, and Seller has received no written notice of a charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice having been filed or commenced against Seller in connection with its ownership or operation of the Stations alleging any failure to comply with any such law, rule, or regulation.

     (b) To the best of Seller's knowledge, Seller has no liability relating to its ownership or operation of the Stations that could reasonably be expected to have a Material Adverse Effect under any law, rule, or regulation of any federal, state, or local government (or agency thereof) concerning the release or threatened release of hazardous substances, pollution or protection of the environment.

     (c) To the best of Seller's knowledge, in connection with its ownership or operation of the Stations, Seller holds and is in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, and local laws, rules, and regulations relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes, except in each case for any noncompliance which could not be reasonably expected to have a Material Adverse Effect.

     3.15 Compliance with Laws. Seller is, in all material respects, in compliance with all federal, state, and local laws, rules, regulations, and ordinances applicable or relating to the ownership and operation of the Stations. Neither the ownership or use of the properties of the Stations nor the conduct of the business or operations of the Stations conflicts in any material respect with the rights of any other person or entity.

     3.16 Conduct of Business in Ordinary. Since December 28, 1997, Seller has conducted the business and operations of the Stations in the ordinary course of business consistent with past practices in all material respects and has not:

     (a) Made any sale, assignment, lease, or other transfer of any of the Stations' properties other than obsolete assets no longer used in the operation of the Stations or other assets sold or disposed of in the normal and usual course of business with suitable replacements being obtained therefor;

     (b) Canceled any debts owed to or claims held by Seller with respect to the Stations, except in the normal and usual course of business; or

     (c) Suffered any material write-down of the value of any Assets or any material write-off as uncollectible of any accounts receivable of the Stations.

     3.17 Transactions with Affiliates. Except as described on Schedule 3.17, Seller has not been involved in any business arrangement or relationship relating to the Stations with any affiliate of Seller, and no affiliate of Seller owns any property or right, tangible or intangible, which is used in the business of the Stations. As used in this paragraph, "affiliate" has the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934.

     3.18 Broker. Neither Seller nor any person acting on Seller's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     3.19 Governmental Licenses. Schedule 3.19 includes a true and complete list of all of the Licenses issued by the FCC. Seller will deliver to Buyer true and complete copies of the Licenses (including any amendments and other modifications thereto) issued by the FCC within ten (10) business days after the date of execution of this Agreement. Except for the FCC License for the operation of WWVR-FM, West Terre Haute, Indiana (the "WWVR License") for which the assignment application is currently pending, all FCC Licenses have been validly issued, and Seller is the authorized legal holder thereof. Except for the WWVR License, the FCC Licenses listed on Schedule 3.19 comprise all of the licenses, permits, and other authorizations required from the FCC for the lawful conduct of the business and operations of the Stations in the manner and to the extent they are now conducted, except for any auxiliary broadcast authorization the failure to obtain which could not reasonably be expected to have a Material Adverse Effect. Except for the WWVR License, none of the FCC Licenses is subject to any restriction or condition that would limit in any material respect the operation of the Stations as now operated. Except for the WWVR License, the FCC Licenses are in full force and effect, and the conduct of the business and operations of the Stations is in compliance therewith and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such FCC Licenses, except for such events, conditions or state of facts that could not reasonably be expected to have a Material Adverse Effect. Seller has no reason to believe that any of the FCC Licenses would not be renewed by the FCC and no written notice of cancellation, of default or of any dispute concerning any FCC License, or of any event, condition or state of facts as described in the preceding sentence, has been received by Seller. Notwithstanding any provision in this Agreement to the contrary, Seller makes no representation, warranty or covenant whatsoever regarding any DTV allocation that Seller has received or may receive in the future for the television Stations or the outcome of the FCC rulemaking identified as In the Matter of Advanced Television Systems, MM Docket No.
87-268 and any related or subsequent FCC or court proceeding (the "ATV Rulemaking"), except that Seller has not knowingly taken any action which could reasonably be expected to materially adversely affect or jeopardize the television Stations' respective DTV allocation.

     3.20 Acquired Assets. The Assets constitute all of the assets necessary for the continued operation and business of the Stations in the ordinary course as substantially conducted on the date hereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization, Standing, and Authority. Buyer is an Indiana corporation duly organized, validly existing, and in good standing under the laws of the State of Indiana and at Closing, Buyer will be duly qualified as a foreign corporation and will be in good standing in the State of Florida. Buyer has all requisite power and authority to execute and deliver this Agreement and all of the other agreements documents and instruments contemplated hereby (the "Buyer Ancillary Agreements"), and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by Buyer hereunder and thereunder.

     4.2 Authorization and Binding Obligation. The execution, delivery, and performance by Buyer of this Agreement and the Buyer Ancillary Agreements have been duly authorized by all necessary actions on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid, and binding obligation of Buyer and, upon execution thereof, the Buyer Ancillary Agreements will be duly executed and delivered by Buyer and will constitute the legal, valid and binding obligations of Buyer, in each case enforceable against Buyer in accordance with their respective terms, except as the enforceability of this Agreement and the Buyer Ancillary Agreements may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally and by judicial discretion in the enforcement of equitable remedies.

     4.3 Absence of Conflicting Agreements. Subject to obtaining the FCC Consent and the other Consents listed on Schedule 4.3 and any applicable requirements under the HSR Act, the execution, delivery, and performance by Buyer of this Agreement and the Buyer Ancillary Agreements (with or without the giving of notice, the lapse of time, or both): (i) do not require the consent of any third party except for such consents the failure of which to obtain could not reasonably be expected to have a material adverse effect on the performance by Buyer of its obligations hereunder; (ii) will not conflict with the organizational documents of Buyer; (iii) will not conflict with, result in a breach of, or constitute a default under, any law, judgment, order, injunction, decree, rule, regulation, or ruling of any court or governmental instrumentality applicable to Buyer; or (iv) will not conflict with, constitute grounds for termination of, result in a breach of, or constitute a default under, any material agreement, instrument, license, or permit to which Buyer is a party or by which Buyer may be bound, such that Buyer could not acquire or operate the Assets.

     4.4 Broker. Neither Buyer nor any person acting on Buyer's behalf has incurred any liability for any finders' or brokers' fees or commissions in connection with the transactions contemplated by this Agreement.

     4.5 Buyer Qualifications. Buyer is, and as of the Closing will be, legally, financially and otherwise qualified to perform its obligations hereunder and to be the licensee of and to acquire, own and operate the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC. Buyer knows of no fact that would disqualify Buyer as an assignee of the FCC Licenses or as the owner and operator of the Stations. To Buyer's knowledge, no waiver of any FCC rule or policy is required for the grant of the FCC Consent.

     4.6 Financing. Buyer will have available sufficient funds to enable it to consummate the transactions contemplated hereby.

SECTION 5. OPERATIONS OF THE STATIONS PRIOR TO CLOSING

     5.1 Generally. Seller agrees that, between the date of this Agreement and the Closing Date, Seller shall operate the Stations only in the ordinary course of business in accordance with their respective current practices and staffing levels and shall maintain expenditures for marketing and promotion efforts in amounts not less than the amounts so expended in the corresponding months of the previous year (except where such conduct would conflict with the following covenants or with Seller's other obligations under this Agreement), and in accordance with the other covenants in this Section 5.

     5.2 Compensation. Seller shall not increase by more than three percent (3%) the compensation, bonuses, or other benefits payable or to be payable to any person employed in connection with the conduct of the business or operations of the Stations, except as may be contractually required.

     5.3 Contracts. Seller will not, without the prior written consent of Buyer, which consent (except for consents relating to programming agreements) shall not be unreasonably withheld, enter into any contract or commitment relating to the Stations or the Assets, or amend any Assumed Contract or incur any obligation that will be binding on Buyer after Closing, except that Seller shall have the right to enter into or renew (i) contracts or commitments with advertisers for production or the sale of advertising time on the Stations for cash, (ii) trade or barter agreements entered into in the ordinary course of business consistent with past practices, and (iii) other contracts or commitments therefor having a duration of one year or less and not involving liabilities in excess of $5,000 per year individually or $25,000 per year in the aggregate. Prior to the Closing Date, Seller shall deliver to Buyer a list of all Contracts entered into between the date of this Agreement and the Closing Date in accordance with this Section 5.3, together with copies of such Contracts.

     5.4 Disposition of Assets. Seller shall not sell, assign, lease, or otherwise transfer or dispose of any of the Assets, except where no longer used or useful in the business or operations of the Stations or in connection with the acquisition of replacement property of equivalent kind and value. Notwithstanding the foregoing, the expiration by their terms of Contracts prior to Closing shall not be deemed a violation of this Agreement.

     5.5 Encumbrances. Seller shall not create or assume any claim, liability, mortgage, lien, pledge, condition, charge, or encumbrance of any nature whatsoever upon the Assets, except for (i) liens disclosed on Schedule 3.4 or
Schedule 3.5 which shall be removed on or prior to the Closing Date and (ii) Permitted Liens.

     5.6 Access to Information. Seller shall give Buyer and its authorized representatives access, during normal business hours and with reasonable prior notice, to the Assets and to all other books, records, Contracts, and documents relating to the Stations for the purpose of audit and inspection, so long as such audit and inspection does not unreasonably interfere with the business and operations of the Stations.

     5.7 Maintenance of Assets. Seller shall use commercially reasonable efforts to maintain the Assets in good operating condition and repair (ordinary wear and tear excepted). Seller shall maintain inventories of spare parts and expendable supplies at levels consistent with past practices and shall use its commercially reasonable efforts to preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Stations. If any loss, damage, impairment, confiscation, or condemnation of or to any of the Assets occurs, Seller shall repair, replace, or restore the Assets to their prior condition as represented in this Agreement as soon thereafter as possible, and Seller shall use the proceeds of any claim under any insurance policy solely to repair, replace, or restore any of the Assets that are lost, damaged, impaired, or destroyed. Seller shall pay when due all amounts it is obligated to pay pursuant to the Contracts and shall otherwise comply with all of their obligations thereunder.

     5.8 Insurance. Seller shall maintain the existing insurance policies on the Stations and the Assets through the Closing Date.

     5.9 Consents. Seller shall use commercially reasonable efforts to obtain the Consents without any change in the terms or conditions of any Contract or License that could be materially less advantageous to the Stations than those pertaining under the Contract or License as in effect on the date of this Agreement; provided, however, that Seller's failure to obtain any Consent shall not constitute a breach of this Agreement so long as Seller shall have used commercially reasonable efforts to obtain such Consent. Seller shall promptly advise Buyer of any difficulties experienced in obtaining any of the Consents and of any conditions proposed, considered, or requested for any of the Consents. Buyer shall use commercially reasonable efforts to assist Seller in obtaining the Consents, including, without limitation, executing such assumption instruments and other documents as may be reasonably required in connection with obtaining the Consents.

     5.10 Books and Records. Seller shall maintain its books and records relating to the Stations only in the ordinary course consistent with past practices.

     5.11 Notification. Seller shall promptly notify Buyer in writing of any material change in any of the information contained in Seller's representations and warranties contained in Section 3 of this Agreement.

     5.12 Compliance with Laws. Seller shall comply in all material respects with all laws, rules, and regulations applicable or relating to the ownership and operation of the Stations.

     5.13 Collection of Accounts Receivable. Seller shall collect the accounts receivable of the Stations only in the ordinary course consistent with its past practices.

     5.14 Cure. For all purposes under this Agreement, the existence or occurrence of any events or circumstances that constitutes or causes a breach of a representation or warranty of Seller or Buyer under this Agreement (including, without limitation, in the case of Seller, under the information disclosed in the Schedules hereto) on the date such representation or warranty is made shall be deemed not to constitute a breach of such representation or warranty if such event or circumstance is cured on or before thirty (30) days after the receipt by such party of written notice thereof from such other party.

     5.15 Licenses. Seller shall not cause or permit, by any act or failure to act, any of the FCC Licenses to expire or to be revoked, suspended, or modified in any materially adverse respect, or take any action that could reasonably be expected to cause the FCC to institute proceedings for the suspension, revocation, or materially adverse modification of any of the FCC Licenses; provided, however, that in no event shall any action of the FCC with respect of the ATV Rulemaking constitute a breach or default hereunder unless Seller knowingly takes any action with respect thereto that at the time of the taking of such action could reasonably be expected to materially adversely affect the Stations.

     5.16 Audited Financial Statements. Seller recognizes that Buyer is a publicly reporting company and agrees that notwithstanding the restrictions in
Section 6.4, Buyer shall be entitled at its expense to cause audited and unaudited financial statements of the Stations to be prepared for such periods and filed with the Securities and Exchange Commission, and included in a prospectus distributed to prospective investors, as required by laws and regulations applicable to Buyer as a publicly reporting company or registrant. Seller agrees to cooperate with Buyer and the auditing accountants as reasonably requested by Buyer in connection with the preparation and filing of such financial statements, including providing a customary management representation letter in the form prescribed by generally accepted auditing standards.

     5.17 Schedules. Seller shall deliver to Buyer all of the Schedules referred to in Section 3 not later than ten (10) business days after the date hereof.

SECTION 6. SPECIAL COVENANTS AND AGREEMENTS

     6.1 HSR Act. As soon as practicable after the execution hereof but in no event later than twenty (20) business days after the execution hereof, each of Buyer and Seller shall make the filings required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). Buyer and Seller agree to (a) cooperate with each other in connection with all such HSR Act filings, which cooperation shall include furnishing the other with any information or documents that may be reasonably required in connection with such filings; (b) promptly file, after any request by the Federal Trade Commission ("FTC") or Department of Justice ("DOJ") and after appropriate negotiation with the FTC or DOJ of the scope of such request, any information or documents requested by the FTC or DOJ; and (c) furnish each other with any correspondence from or to, and notify each other of any other communications with, the FTC or DOJ that relates to the transactions contemplated hereunder, and to the extent practicable, to permit each other to participate in any conferences with the FTC or DOJ. The transfer of the Assets hereunder is expressly conditioned upon the waiting period relating to any such filings having duly expired or been terminated by the appropriate government agencies without the enforcement of any action by any such agencies to restrain or postpone the transactions contemplated hereby.

     6.2 Control of the Stations. Prior to Closing, Buyer shall not, directly or indirectly, control, supervise, direct, or attempt to control, supervise, or direct, the operations of the Stations;

such operations, including complete control and supervision of all of the Stations' respective programs, employees, and policies, shall be the sole responsibility of Seller until the Closing.

     6.3 Risk of Loss. The risk of any loss, damage, impairment, confiscation, or condemnation of any of the Assets from any cause whatsoever shall be borne by Seller at all times prior to the Closing.

     6.4 Confidentiality. Except as necessary for the consummation of the transaction contemplated by this Agreement, and except as and to the extent required by law, each party will keep confidential any information obtained from the other party in connection with the transactions contemplated by this Agreement. If this Agreement is terminated, each party will return to the other party all information obtained by such party from the other party in connection with the transactions contemplated by this Agreement.

     6.5 Cooperation. Buyer and Seller shall cooperate fully with each other and their respective counsel and accountants in connection with any actions required to be taken as part of their respective obligations under this Agreement, and Buyer and Seller shall execute such other documents as may be necessary and desirable to the implementation and consummation of this Agreement, and otherwise use their commercially reasonable efforts to consummate the transaction contemplated hereby and to fulfill their obligations under this Agreement. Notwithstanding the foregoing, Buyer shall have no obligation to agree to any material adverse change in any Assumed Contract or FCC License to obtain a Consent required with respect thereto.

     6.6 Access to Books and Records. Seller shall provide Buyer reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the assets that are not included in the Assets. Buyer shall provide Seller reasonable access and the right to copy for a period of three years from the Closing Date any books and records relating to the Assets.

     6.7 Appraisal. Buyer and Seller agree to allocate the Purchase Price for tax and recording purposes in accordance with an appraisal to be completed as soon as practicable but in no event later than 90 days following Closing. The appraisal shall be conducted by a party mutually acceptable to Buyer and Seller. Buyer and Seller shall each pay one-half of the cost of such appraisal.

     6.8 Employment Matters.

     (a) Immediately after the Closing, Buyer shall employ as employees at will all individuals employed by Seller at the Stations immediately prior to the Closing. Such employment by Buyer shall be subject to the terms, conditions and policies of employment established by Buyer. Buyer shall not assume any Seller employee benefit plans as listed on Schedule 3.11.

     (b) For each employee of Seller who becomes an employee of Buyer (a "Hired Employee"), Buyer shall provide to such employee credit for past service with Seller in accordance with Buyer's policies and practices as in effect at such time. Buyer shall offer health insurance and other benefits of the types and amounts as are generally offered to employees of Buyer and its Affiliates engaged in broadcasting activities as of the Closing Date.

     (c) To the extent the Purchase Price is reduced pursuant to Section 2.3 in respect thereof, Buyer shall grant Hired Employees credit for and shall assume and be responsible for any liabilities with respect to vacation and personal days accrued but unused by any Hired Employee as of the Closing Date.

     (d) Within a reasonable period of time after the Closing Date, Buyer shall accept a rollover of Hired Employees' account balances in Seller's 401(k) Plan.

     6.9 Accounts Receivable.

     (a) Within ten (10) days after the Closing Date, Seller shall furnish to Buyer a true and complete list of Seller's Accounts Receivable, which list shall set forth for each Accounts Receivable the name of the debtor, the date of the invoice, the amount of any payments previously received on account and the balance due.

     (b) For a period of ninety (90) days after the Closing Date (the "Collection Period"), Buyer will, without charge to Seller, use its usual and customary procedures to collect the Accounts Receivable as Seller's agent for collection, provided that (i) Buyer shall not be required to commence litigation, employ legal counsel or a collection agency or make any other extraordinary collection efforts, and (ii) Buyer's obligation to act as Seller's agent in the collection of the Accounts Receivable shall terminate upon expiration of the Collection Period. For the purpose of determining amounts collected by Buyer with respect to the Accounts Receivable, each payment by an account debtor shall be applied to the older or oldest accounts receivable, whether Seller's or Buyer's, constituting a liability of such account debtor unless the account debtor in writing identifies such an account as being in dispute and directs that a particular payment be applied to a specific newer account receivable.

     (c) Every four weeks during the Collection Period (and within fifteen (15) days after the end of the Collection Period), Buyer shall deliver to Seller a statement showing all collections of Accounts Receivable made on behalf of Seller since the last previous report and shall pay such collections to Seller by check at the time such statement is delivered.

     (d) Seller shall not engage in any collection efforts against account debtors under the Accounts Receivable during the Collection Period, other than with respect to Accounts Receivable identified as in dispute as provided in foregoing Subsection (b).

     (e) Buyer shall not, without Seller's prior written consent, compromise or settle for less than full value any of the Accounts Receivable unless Buyer pays Seller the full amount of any deficiency. Buyer shall be entitled to purchase from Seller any Accounts Receivable for such amount as the parties may agree at any time during or at the expiration of the Collection Period.

     6.10 FCC Consent.

     (a) The assignment of the FCC Licenses in connection with the purchase and sale of the Assets pursuant to this Agreement shall be subject to the prior consent and approval of the FCC.

     (b) Seller and Buyer shall file within ten (10) business days after the date hereof an appropriate application for the FCC Consent. The parties shall prosecute the application with all reasonable diligence and otherwise use their commercially reasonable efforts to obtain a grant of the application as expeditiously as practicable. Buyer's portion of the applications for the FCC Consents with respect to radio and television stations WTHI(AM), WTHI-FM and WTHI(TV), Terre Haute, Indiana, and WWVR-FM, West Terre Haute, Indiana (the "Terre Haute FCC Consents"), shall include a request for waiver of the FCC's one-to-a-market rule (47 C.F.R. Section 73.3555(c)) to permit the common ownership of such radio and television stations (the "Terre Haute One-To-A-Market Waiver"). Notwithstanding any provision in this Agreement to the contrary, Buyer's obligation to consummate the transactions contemplated by this Agreement shall not be affected by the imposition of any condition in the Terre Haute FCC Consents requiring divestiture of one or more of the above-referenced Terre Haute radio stations in order to comply with current or future FCC ownership rules. Should such divestiture be required, Buyer will use its commercially reasonable efforts (i) to sell the necessary radio station(s) and (ii) to cause the filing of an application for FCC consent to the sale of the necessary radio station(s), each within the period specified by the FCC. Further more, each party agrees to comply with any other condition imposed on it by the FCC Consent, except that no party shall be required to comply with a condition if (1) the condition was imposed on it as the result of a circumstance the existence of which does not constitute a breach by the party of any of its representations, warranties, or covenants under this Agreement, and (2) compliance with the condition would have a material adverse effect upon it. Buyer and Seller shall oppose any requests for reconsideration or judicial review of the FCC Consent. If the Closing shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party shall have terminated this Agreement under Section 9, the parties shall jointly request an extension of the effective period of the FCC Consent. No extension of the FCC Consent shall limit the exercise by either party of its rights under Section 9.

     6.11 Buyer Conduct Buyer shall take no action or fail to take any action that would disqualify Buyer from being the licensee of the Stations under the Communications Act of 1934, as amended, and the rules, regulations and policies of the FCC or that would result in the imposition on Buyer of any condition contained in the FCC Consent that need not be complied with by or under Section 6.10.

     6.12 Noncompetition Agreement  As an
inducement to Buyer to consummate the transactions contemplated herein, at the Closing, Seller shall execute and deliver to Buyer, and Buyer shall execute and deliver to Seller, a Noncompetition Agreement in the form of
Schedule 6.12 hereto (the "Noncompetition Agreement").

SECTION 7. CONDITIONS TO OBLIGATIONS OF BUYER AND SELLER AT CLOSING

     7.1 Conditions to Obligations of Buyer. All obligations of Buyer at the Closing are subject at Buyer's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

     (a) Representations and Warranties. All representations and warranties of Seller contained in this Agreement (i) that are qualified as to materiality, shall be true and complete and (ii) that are not qualified as to materiality, shall be true and complete in all material respects, in each case at and as of the Closing Date as though made at and as of that time except to the extent that (i) any such representation or warranty is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date and (ii) any changes are contemplated by this Agreement.

     (b) Covenants and Conditions. Seller shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (c) Consents. All Consents designated as "material" on Schedule 3.3 (the "Material Consents") shall have been obtained and delivered to Buyer without any material adverse change in the terms or conditions of any agreement or any governmental license, permit, or other authorization.

     (d) HSR Act; No Restraint. The waiting period under the HSR Act, if applicable, shall have expired or been terminated without any unresolved action by the DOJ or the FTC to prevent the Closing and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, no statute, rule, regulation or administrative order shall have been promulgated or enacted by a government authority and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, materially restrains or prohibits the transactions contemplated hereby.

     (e) Deliveries. Seller shall have made or stand willing to make all the deliveries to Buyer set forth in Section 8.2.

     (f) FCC Consent. The FCC Consent shall have been granted without the imposition on Buyer of any conditions that need not be complied with by Buyer under Section 6.10 hereof and Seller shall have complied with any conditions imposed on it by the FCC Consent.

     (g) Governmental Authorizations. Seller shall be the holder of the Licenses issued by the FCC to the Stations and, other than as a result of any decision or order issued by the FCC or any court in connection with the ATV Rulemaking, there shall not have been any modification of such Licenses that would have a Material Adverse Effect. No proceeding shall be pending the effect of which could be to revoke, cancel, fail to renew, suspend, or modify adversely in any material respect such Licenses.

     (h) Title Insurance and Survey. Buyer shall have obtained, at Buyer's expense, a title commitment (the "Title Commitment") on the current ALTA form from a title insurance company (the "Title Insurance Company") wherein the Title Insurance Company shall agree to insure in Buyer fee simple title to each parcel of Real Property owned by Seller (the "Owned Real Property"). The exceptions to title specified in the Title Commitment shall be limited to the preprinted or standard exceptions to title (the "Standard Exceptions"), the lien for taxes not yet due and payable (the "Permitted Tax Lien") and such other exceptions (the "Other Permitted Exceptions") that will neither (1) materially impair Buyer's ability to use the insured Owned Real Property in the operation of the Stations in the manner in which it is now used, nor (2) constitute or evidence a mortgage or other lien (other than a Permitted Tax
Lien) against such title, except mortgages or other liens that will be released at Closing at Seller's expense. Furthermore:

     (i) Buyer shall have obtained, at Buyer's expense, a current "as-built" survey (each, a "Survey") of each portion of the Owned Real Property. Each such Survey shall be prepared by a registered surveyor, shall comply with current ALTA Minimum Standard Detail Requirements, shall be accompanied by a certification sufficient for the Title Insurance Company's deletion of the Standard Exceptions relating to survey matters, and shall not disclose any matters which would materially impair Buyer's ability to use any of the surveyed Owned Real Property in the operation of the Stations in the manner in which it is now used;

     (ii) On the Closing Date, the Title Insurance Company shall have unconditionally agreed in writing to issue pursuant to the Title Commitment a final title policy, the premium for which shall be paid by the Buyer, as of the Closing Date insuring fee simple title in Buyer to the Owned Real Property covered by the Title Commitment, subject only to the Permitted Tax Lien and Other Permitted Exceptions. On or before the Closing Date, Seller shall execute and deliver to the Title Insurance Company an affidavit regarding mechanic's liens sufficient to allow deletion of such liens as a Standard Exception in the final title policy; and

     (iii) If within sixty (60) days after the date hereof:

     (a) A Title Commitment has not been obtained for any portion of the Owned Real Property, Buyer shall be deemed to have waived the conditions precedent in foregoing Subsections (h) and (h)(ii) with respect to such portion of the Owned Real Property.

     (b) A Survey has not been obtained by Buyer for any portion of the Owned Real Property, Buyer shall be deemed to have waived the condition precedent in foregoing Subsection (h)(i) with respect to such portion of the Owned Real Property, and shall be deemed to have waived the condition precedent in foregoing Subsection (h)(ii) to the extent satisfaction of such condition with respect to such portion of the Owned Real Property would require such Survey.

     (c) Buyer does not by written notice to Seller within ten (10) days of receipt of the Title Commitment and Survey specifically identify and object to a defect or exception to title to any of the Owned Real Property, Buyer shall be deemed to have waived its right to object to such defect or exception.

     (i) Environmental Inspection. At Buyer's expense, Buyer shall have caused an environmental inspection to be performed by a reputable environmental engineering company of each portion of the Owned Real Property, and any real property leased by Seller and used in the operation of any Station (the "Leased Real Property"), and the inspection report shall not disclose a reasonable basis for a determination that any such portion of the Owned Real Property or the Leased Real Property in its current condition would cause Buyer as the owner or lessee thereof to incur a material liability under any applicable environmental law, rule or regulation. Buyer shall cause the environmental consultant to deliver to Seller's attorney a copy of each such inspection report at the same time such report(s) are delivered to Buyer. In the event that within sixty (60) days after the date hereof, Buyer shall have failed to give Seller's attorney written notice specifying in detail the manner in which any such report discloses a reasonable basis for a determination that a portion of the Owned Real Property or the Leased Real Property in its current condition would cause Buyer as the owner or lessee thereof to incur a material liability under applicable environmental laws, rules or regulations, Buyer shall be deemed to have waived the condition precedent set forth in this Section 7.1(i).

     (j) Opinions of Seller's Counsel. Buyer shall have received (a) the written opinion of Seller's counsel, dated as of the Closing Date, that (i) Seller is a corporation duly organized and validly existing under the laws of the State of Indiana, (ii) the execution, delivery and performance of the Agreement and each of the other documents have been duly authorized by all requisite corporate action (including all necessary shareholder approval) on the part of Seller, (iii) the Agreement and each of the other documents have been duly and validly executed and delivered by Seller, and (iv) the execution, delivery and performance by Seller of this Agreement and the Seller Ancillary Documents do not violate or contravene, to counsel's knowledge, any judgment, order, or agreement to which Seller is subject or a party or to which the Assets are bound; and (b) the written opinion of the Seller's FCC counsel, dated as of the Closing Date, that (i) Seller holds the FCC Licenses, each of which is in effect, (ii) the FCC Licenses are not subject to any conditions other than those shown upon their face and those imposed by generally applicable rules and regulations of the FCC, (iii) the FCC has granted the FCC Consent and the FCC Consent is not the subject of any petition for reconsideration, application for review or other similar apparition, and (iv) to the counsel's knowledge, there are no proceedings pending, or threatened by or before the FCC affecting or relating to the Stations or the FCC Licenses.

     (k) Schedules. Seller shall have delivered to Buyer within ten (10) business days after the date hereof all of the Schedules referred to in Section 3, and all such Schedules shall be acceptable in form and substance to Buyer within its reasonable judgment; provided, however, that if Buyer fails to provide Seller with written notice specifying in detail the manner in which any such Schedule is unacceptable to Buyer within fifteen (15) business days after the date hereof, Buyer shall be deemed to have waived the condition precedent set forth in this Section 7.1(k).

     7.2 Conditions to Obligations of Seller. All obligations of Seller at the Closing are subject at Seller's option to the fulfillment prior to or at the Closing Date of each of the following conditions:

     (a) Representations and Warranties. All representations and warranties of Buyer contained in this Agreement (i) that are qualified as to materiality, shall be true and complete and (ii) that are not qualified as to materiality, shall be true and complete in all material respects, in each case at and as of the Closing Date as though made at and as of that time, except to the extent that (i) any such representation or warranty is expressly stated only as of a specified earlier date, in which case such representation or warranty shall be true as of such earlier date and (ii) any changes are contemplated by this Agreement.

     (b) Covenants and Conditions. Buyer shall have performed and complied in all material respects with all covenants, agreements, and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

     (c) Deliveries. Buyer shall have made or stand willing to make all the deliveries set forth in Section 8.3.

     (d) HSR Act; No Restraint. The waiting period under the HSR Act, if applicable, shall have expired or been terminated without any unresolved action by the DOJ or the FTC to prevent the Closing and there shall not be in effect any preliminary or permanent injunction or other order, decree or ruling by a court of competent jurisdiction or by a governmental, regulatory or administrative agency or commission, no statute, rule, regulation or administrative order shall have been promulgated or enacted by a government authority and there shall not be in effect any temporary restraining order of a court of competent jurisdiction, which, in any case, materially restrains or prohibits the transactions contemplated hereby.

     (e) FCC Consent. The FCC Consent shall have been granted without the imposition on Seller of any conditions that need not be complied with by Seller under Section 6.11 hereof and Buyer shall have complied with any conditions imposed on it by the FCC Consent.

SECTION 8. CLOSING AND CLOSING DELIVERIES

      8.1 Closing.

     (a) Closing Date. Subject to the satisfaction or, to the extent permissible by law, waiver (by the party for whose benefit the Closing condition is imposed) on the date scheduled for Closing, of the conditions precedent set forth in Sections 7.1 and 7.2, as appropriate, the Closing shall take place at 10:00 a.m. on a date, to be set by Buyer on at least five (5) business days' written notice to Seller, that is (1) not earlier than the first business day after the FCC Consent is granted and the condition of Closing set forth in Sections 7.1(f) and 7.2(e) has been satisfied, and (2) not later than fourteen (14) days following the date upon which the FCC Consent is granted and the condition of Closing set forth in Sections 7.1(f) and 7.2(e) has been satisfied. If Buyer fails to give notice of the Closing Date by the date which is five (5) business days prior to the date set forth in clause (2) in the preceding sentence, the Closing shall take place on the first business day following the end of the fourteen (14) day period described in such clause.

     (b) Closing Place. The Closing shall be held at a location agreed upon by Buyer and Seller.

     8.2 Deliveries by Seller. Prior to or on the Closing Date, Seller shall deliver to Buyer the following, in form and substance reasonably satisfactory to Buyer and its counsel:

     (a) Transfer Documents. Duly executed special warranty deeds, bills of sale, motor vehicle titles, assignments, and other transfer documents which shall be sufficient to vest good and marketable title to the Assets in the name of Buyer, free and clear of all mortgages, liens, restrictions, encumbrances, claims, and obligations, except for Permitted Liens;

     (b) Consents. An executed copy of any instrument evidencing receipt of any Material Consents and to the extent obtained, any other Consents;

     (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by Seller, certifying compliance by Seller with the conditions set forth in Sections 7.1(a) and (b);

     (d) Contracts, Business Records, Etc. Copies of all Assumed Contracts, Licenses, blueprints, schematics, working drawings, plans, projections, engineering records, and all files and records used by Seller in connection with its operations;

     (e) Indemnification Escrow Agreement. The Indemnification Escrow Agreement (as defined below) duly executed by Seller; and

     (f) Noncompetition Agreement. The Noncompetition Agreement, duly executed by Seller.

     8.3 Deliveries by Buyer. Prior to or on the Closing Date, Buyer shall deliver to Seller the following, in form and substance reasonably satisfactory to Seller and its counsel:

     (a) Purchase Price. The Purchase Price, as adjusted pursuant to Section 2.3(b) and as reduced pursuant to Section 10.8;

     (b) Assumption Agreements. Appropriate assumption agreements pursuant to which Buyer shall assume and undertake to perform Seller's obligations under the Assumed Contracts and the FCC Licenses as provided in Section 2.5;

     (c) Officer's Certificate. A certificate, dated as of the Closing Date, executed by Buyer, certifying compliance by Buyer with the conditions set forth in Sections 7.2(a) and (b);

     (d) Indemnification Escrow Agreement. The Indemnification Escrow Agreement duly executed by Buyer; and

     (e) Noncompetition Agreement. The Noncompetition Agreement, duly executed by Buyer.

SECTION 9. TERMINATION

     9.1 Termination by Seller. This Agreement may be terminated by Seller, if Seller is not then in material default, upon written notice to Buyer, upon the occurrence of any of the following:

     (a) Conditions. If, on the date that would otherwise be the Closing Date, Seller shall have notified Buyer in writing that one or more of the conditions precedent to the obligations of Seller set forth in Section 7.2 of this Agreement have not been satisfied by Buyer or waived in writing by Seller and such condition or conditions shall not have been satisfied by Buyer or waived in writing by Seller within five (5) days following such notice.

     (b) Judgments. If, on the date that would otherwise be the Closing Date, there is in effect any law, regulation, rule, judgment, decree, or order that would prevent or make unlawful the Closing.

     (c) Upset Date.  If the Closing shall not have occurred by December 31,
1998.

     (d) Breach. Without limiting Seller's rights under the other provisions of this Section 9.1, if Buyer has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within thirty
(30) days after Buyer received written notice thereof from Seller.

     (e) Final Deposit. If no Early Termination Event has occurred and Buyer fails to deliver the Final Deposit in immediately available funds to the account or accounts designated by the Escrow Agent by 5:00 p.m. EST, on the sixteenth business day following the date of execution of this Agreement. If this Agreement is terminated by Seller pursuant to this Section 9.1(e), the Initial Deposit, held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of such Initial Deposit, shall be disbursed to or at the direction of Seller; provided however, that the remedies provided under this Section 9.1(e) are cumulative and shall not preclude Seller from seeking any other remedies existing at law, in equity or otherwise.

     9.2 Termination by Buyer. This Agreement may be terminated by Buyer, if Buyer is not then in material default, upon written notice to Seller, upon the occurrence of any of the following:

     (a) Conditions. If, on the date that would otherwise be the Closing Date, Buyer shall have notified Seller in writing that one or more of the conditions precedent to the obligations of Buyer set forth in Section 7.1 of this Agreement have not been satisfied by Seller or waived in writing by Buyer and such condition or conditions shall not have been satisfied by Seller or waived in writing by Buyer within five (5) days following such notice.

     (b) Judgments. If, on the date that would otherwise be the Closing Date, there is in effect any law, regulation, rule, judgment, decree, or order that would prevent or make unlawful the Closing.

     (c) Upset Date.  If the Closing shall not have occurred by December 31,
1998.

     (d) Damage. If any damage or destruction of the Assets or any other event occurs that causes any of the Stations to cease broadcasting operations for a period of seven (7) or more full, consecutive days (for the purpose of this Section 9.2(d), a "full day" shall mean a consecutive 24-hour period).

     (e) Breach. Without limiting Buyer's rights under the other provisions of this Section 9.2, if Seller has failed to cure any material breach of any of its representations, warranties or covenants under this Agreement within thirty
(30) days after Seller received written notice thereof from Buyer.

     (f) Early Termination Event. If (i) Seller does not deliver all of the Schedules referred to in Section 3 within the time period specified in Section 5.17, or (ii) the Schedules delivered by Seller to Buyer are not acceptable to Buyer within its reasonable judgment, or (iii) Buyer discovers through its due diligence investigation, including review of the Schedules to be furnished by Seller (which when delivered in final form shall constitute a part of this Agreement), that any representation and warranty of Seller contained in this Agreement (A) that is qualified as to materiality is not true and complete, or
(B) that is not qualified as to materiality is not true and complete in all material respects (each of clauses (i), (ii) and (iii), an "Early Termination Event");

provided, however, that Buyer must deliver written notice to Seller of an Early Termination Event within fifteen (15) business days of the date of this Agreement. Notwithstanding any other provisions of this Agreement, if Buyer terminates this Agreement pursuant to an Early Termination Event and timely notice of such Early Termination Event is delivered to Seller, the Initial Deposit held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of such Initial Deposit held by the Escrow Agent, shall be disbursed to or at the direction of Buyer, and Buyer shall have no other remedy for any damages suffered by Buyer by reason of an Early Termination Event.

     9.3 Rights on Termination.  If this Agreement is terminated pursuant to
Section 9.1 or Section 9.2 and neither party is in material breach of this Agreement, the parties hereto shall not have any further liability to each other
with respect to the purchase and sale of the Assets.   Except as provided in
Section 9.1(e), if this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the payment to Seller of the sum described in Section 9.4 below shall be liquidated damages and shall constitute full payment and the exclusive remedy for any damages suffered by Seller by reason of Buyer's material breach of this Agreement. Seller and Buyer agree in advance that actual damages would be difficult to ascertain and that said sum is a fair and equitable amount to reimburse Seller for damages sustained due to Buyer's material breach of this Agreement.

     9.4 Escrow Deposit. Buyer has deposited with the Escrow Agent the sum of One Million Eight Hundred Thousand Dollars ($1,800,000.00), which sum equals two percent (2%) of the Purchase Price (the "Initial Deposit"), in accordance with the Escrow Agreement. On or before the sixteenth business day following the date of execution of this Agreement, Buyer shall deposit with the Escrow Agent the sum of Seven Million Two Hundred Thousand Dollars ($7,200,000.00), which shall equal eight percent (8%) of the Purchase Price (the "Final Deposit", together with the "Initial Deposit", the "Deposit"). All such funds deposited with the Escrow Agent shall be held and disbursed in accordance with the terms of the Escrow Agreement and the following provisions:

     (a) At the Closing, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

     (b) Unless otherwise provided in this Agreement, if this Agreement is terminated pursuant to Section 9.1 or 9.2 and Buyer is not in material breach of this Agreement, all amounts held by the Escrow Agent pursuant to the Escrow Agreement, including any interest or other proceeds from the investment of funds held by the Escrow Agent, shall be disbursed to or at the direction of Buyer.

     (c) If this Agreement is terminated by Seller due to Buyer's material breach of this Agreement, then the entire amount of the Deposit shall be disbursed by the Escrow Agent to or at the direction of Seller as liquidated damages under Section 9.3 above, and any interest or other proceeds from the investment of the Deposit shall be disbursed by the Escrow Agent to or at the direction of Buyer.

SECTION 10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION; CERTAIN REMEDIES

     10.1 Representations, Warranties and Covenants. All representations and warranties contained in this Agreement shall be deemed continuing representations and warranties and, shall survive (and not be affected in any respect by) the closing and any investigation conducted by any party and any information any party may receive, except for the representations and warranties contained in Sections 3.1, 3.2, 3.5 (in the case of Section 3.5 to the extent of the title representation only), 3.18, 4.1, 4.2 and 4.4 (each of which shall survive indefinitely), for a period of two (2) years and any claim for a breach of a representation or warranty must be brought prior to the expiration of such two (2) year period. Any claim for indemnification in respect of a covenant or agreement of Buyer or Seller hereunder to be performed before the Closing shall be made prior to the date which is two (2) years from the Closing Date. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements in this Agreement to be performed after the Closing shall survive the Closing until fully performed.

     10.2 Indemnification by Seller. Subject to Sections 10.1 and 10.4, Seller hereby agrees to indemnify and hold Buyer harmless against and with respect to, and shall reimburse Buyer for:

     (a) Any and all costs, losses, liabilities, or damages resulting from any inaccurate representation, breach of warranty, or nonfulfillment of any covenant by Seller contained in this Agreement or in any certificate, document, or instrument delivered to Buyer under this Agreement.

     (b) Any and all obligations of Seller not assumed by Buyer pursuant to this Agreement and the failure of Seller to perform any and all of such obligations, including any obligation or liability arising at any time under any Contract not included in the Assumed Contracts.

     (c) Any and all losses, liabilities, or damages resulting from the operation or ownership of the Stations prior to the Closing, including any liabilities arising under the Assumed Contracts or the Licenses which relate to events occurring prior the Closing Date.

     (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs, and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     10.3 Indemnification by Buyer. Subject to Sections 10.1 and 10.4, Buyer hereby agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for:

     (a) Any and all costs, losses, liabilities, or damages resulting from any inaccurate representation, breach of warranty, or nonfulfillment of any covenant by Buyer contained in this Agreement or in any certificate, document, or instrument delivered to Seller under this Agreement.

     (b) Any and all obligations of Seller assumed by Buyer pursuant to this Agreement and the failure of Buyer to perform any and all of such obligations.

     (c) Any and all losses, liabilities or damages resulting from the operation or ownership of the Stations on and after the Closing, including any obligation or liability arising under the Licenses and the Assumed Contracts which relate to events occurring after the Closing.

     (d) Any and all actions, suits, proceedings, claims, demands, assessments, judgments, costs and expenses, including reasonable legal fees and expenses, incident to any of the foregoing or incurred in investigating or attempting to avoid the same or to oppose the imposition thereof, or in enforcing this indemnity.

     10.4 Limitations.   No indemnification shall be required to be made by any
party hereto until the aggregate amount of all indemnification claims against such indemnifying party exceeds $50,000, provided that once such claims exceed $50,000, such indemnifying party shall only be required to indemnify the other party with respect to the portion of all claims which exceeds $50,000 in the aggregate. The previous limitation shall not apply to the prorations to the Purchase Price under Section 2.3. Notwithstanding anything to the contrary contained herein, in no event shall Seller's obligations for indemnification under this Agreement exceed in the aggregate the Purchase Price hereunder and Buyer hereby waives and releases any recourse against Seller for indemnification above the Purchase Price hereunder. Except as set forth in Section 10.6, the indemnification provisions in this Section 10 set forth the exclusive remedies of the parties hereto following the Closing for a breach of a representation, warranty or covenant under this Agreement or any other claims relating to this Agreement. There shall be no limitation as to amount or time with respect to any breach of a representation or warranty set forth in Sections 3.1, 3.2, 3.5 (in the case of Section 3.5 to the extent of the title representation only), 3.18, 4.1, 4.2 and 4.4.

     10.5 Procedure for Indemnification. The procedure for indemnification shall be as follows:

     (a) The party claiming indemnification (the "Claimant") shall promptly give notice to the party from which indemnification is claimed (the "Indemnifying Party") of any claim, whether between the parties or brought by a third party, specifying in reasonable detail the factual basis for the claim. If the claim relates to an action, suit, or proceeding filed by a third party against Claimant, such notice shall be given by Claimant within five (5) days after written notice of such action, suit, or proceeding was given to Claimant, provided that any failure to give notice of such action, suit or proceeding within such five (5) day period shall not relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced such party in the defense or resolution of any such claim.

     (b) With respect to claims solely between the parties, following receipt of notice from the Claimant of a claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the claim as the Indemnifying Party deems necessary or desirable. For the purposes of such investigation, the Claimant agrees to make available to the Indemnifying Party and/or its authorized representatives the information relied upon by the Claimant to substantiate the claim. If the Claimant and the Indemnifying Party agree at or prior to the expiration of the thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such claim, the Indemnifying Party shall immediately pay to the Claimant the amount of the claim. If the Claimant and the Indemnifying Party do not agree within the thirty (30) day period (or any mutually agreed upon extension thereof), the Claimant may seek appropriate remedy at law or equity.

     (c) With respect to any claim by a third party as to which the Claimant is entitled to indemnification under this Agreement, the Indemnifying Party shall have the right at its own expense, to participate in or assume control of the defense of such claim, and the Claimant shall cooperate fully with the Indemnifying Party, subject to reimbursement for actual out-of-pocket expenses incurred by the Claimant as the result of a request by the Indemnifying Party. If the Indemnifying Party elects to assume control of the defense of any third-party claim, the Claimant shall have the right to participate in the defense of such claim at its own expense. If the Indemnifying Party does not elect to assume control or otherwise participate in the defense of any third party claim, it shall be bound by the results obtained by the Claimant with respect to such claim.

     (d) If a claim, whether between the parties or by a third party, requires immediate action, the parties will make every effort to reach a decision with respect thereto as expeditiously as possible.

     (e) The indemnification rights provided in Sections 10.2 and 10.3 shall extend to the shareholders, directors, officers, members, employees, and representatives of any Claimant although for the purpose of the procedures set forth in this Section 10.5, any indemnification claims by such parties shall be made by and through the Claimant.

     10.6 Specific Performance. The parties recognize that if Seller breaches this Agreement and refuses to perform under the provisions of this Agreement, monetary damages alone would not be adequate to compensate Buyer for its injury. Buyer shall therefore be entitled to obtain specific performance of the terms of this Agreement. If any action is brought by Buyer to enforce this Agreement, Seller shall waive the defense that there is an adequate remedy at law.

     10.7 Attorneys' Fees. If either Seller or Buyer brings suit against the other in connection with this Agreement and the party against whom suit is brought (the "Defendant") is successful in denying substantially all the relief sought by the claimant, then the Defendant shall be entitled to recover from the claimant the reasonable attorneys' fees and other costs and expenses incurred by the Defendant in connection with such suit regardless of whether such suit is prosecuted to judgment.

     10.8 Indemnification Fund. At the Closing, $2,000,000 of the Purchase Price payable by Buyer to Seller under Section 2.3(a) (the "Indemnity Fund") shall be deposited with the Escrow Agent. The Indemnity Fund shall be held in accordance with the terms hereof and the terms of the Indemnification Escrow Agreement in the form of Schedule 10.8 attached hereto (the "Indemnification Escrow Agreement"). The Indemnity Fund shall be used as a source of funds to satisfy indemnification claims by Buyer under this Section 10; provided, however, that the Indemnity Fund shall not be the only source of funds to satisfy indemnification claims by Buyer and Buyer shall have all of its rights at law and in equity to enforce its indemnification rights under this Section
10. Upon final determination of a claim in favor of Buyer by a court of competent jurisdiction or by mutual agreement of Buyer and Seller, Buyer shall be entitled to the amount of such claim from the Indemnity Fund. Any claims by Buyer against the Indemnity Fund must be made by Buyer before the date which is
twelve months after the Closing Date (the "Indemnity Termination Date").   On
the Indemnity Termination Date, the Escrow Agent shall disburse to Seller the Indemnity Fund together with all interest earned thereon less the amount of any claims made by Buyer against the Indemnity Fund prior to such date (the "Claim Amount"). The Claim Amount shall be retained by the Escrow Agent in escrow until the underlying claim or claims related thereto have been finally determined by a court of competent jurisdiction or by mutual agreement of Buyer and Seller. Buyer and Seller hereby agree to jointly direct the Escrow Agent to disburse any portion of the Indemnity Fund to any party which is entitled thereto pursuant to the terms hereof.

     10.9 Bulk Transfer. Seller and Buyer hereby waive compliance with the provisions of any applicable bulk sales law and no representations, warranty or covenant contained in this Agreement shall be deemed to have been breached as a result of such non-compliance.

SECTION 11. MISCELLANEOUS

     11.1 Fees and Expenses. Buyer shall pay any federal, state, or local sales or transfer tax, including Florida documentary stamp tax, arising in connection with the conveyance of the Assets by Seller to Buyer pursuant to this Agreement and any filing fees under the HSR Act. Buyer and Seller shall each pay one-half of all filing fees required by the FCC in connection with the application for the FCC Consent. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives. Each party shall be responsible for all fees or commissions payable to any finder, broker, advisor, or similar person retained by or on behalf of such party.

     11.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be (a) in writing, (b) delivered by personal delivery, or sent by commercial delivery service or registered or certified mail, return receipt requested, (c) deemed to have been given on the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt, and (d) addressed as follows:

If to Seller:                             Wabash Valley Broadcasting Corporation
                                          4790 W. 16th Street
                                          Indianapolis, IN  46222
                                          Attention:  Mr. John H. Newcomb

With a copy to:                           Ice Miller Donadio & Ryan
                                          One American Square, Box 82001
                                          Indianapolis, IN 46282-0002
                                          Attention:  Thomas H. Ristine, Esq.

If to Buyer:                              Emmis Broadcasting Corporation
                                          950 North Meridian Street, Suite 1200
                                          Indianapolis, IN 46204
                                          Attention: Mr. Jeffrey H. Smulyan

With a copy to:                           Attention: Bose McKinney & Evans
                                          2700 First Indiana Plaza
                                          135 North Pennsylvania Street
                                          Indianapolis, IN 46204
                                          Attention:  David L. Wills, Esq.

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 11.2.

     11.3 Benefit and Binding Effect. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors or permitted assigns. Except to the extent specified herein, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto and their respective successors or permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party provided that:

     (a) Either party may assign its rights under this Agreement as collateral security to any lender providing financing to the party or any of its Affiliates; and

     (b) Buyer may assign all of its rights under this Agreement to an Affiliate, provided that (i) the representations and warranties of Buyer hereunder shall be true and correct in all material respects as applied to the assignee, (ii) both Buyer and the assignee shall execute and deliver to Seller a written instrument in form and substance satisfactory to Seller within its reasonable judgment in which both Buyer and the assignee agree to be jointly and severally liable for performance of all of Buyer's obligations under this Agreement, and (iii) Buyer and the assignee shall deliver such other documents and instruments as reasonably requested by Seller, including appropriate certified resolutions of the boards of directors of Buyer and the assignee.

     11.5 Further Assurances. The parties shall take any actions and execute any other documents that may be necessary or desirable for the implementation and consummation of this Agreement, including, in the case of Seller, any additional bills of sale, deeds, or other transfer documents that, in the reasonable opinion of Buyer, may be necessary to ensure, complete, and evidence the full and effective transfer of the Assets to Buyer pursuant to this Agreement.

     11.6 Governing Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

     11.7 Headings. The headings in this Agreement are included for ease of reference only and shall not control or affect the meaning or construction of the provisions of this Agreement.

     11.8 Gender and Number. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender, masculine, feminine, or neuter, and any other number, singular or plural, as the context requires.

     11.9 Entire Agreement. This Agreement, the schedules, hereto, and all documents, certificates, and other documents to be delivered by the parties pursuant hereto, collectively represent the entire understanding and agreement between Buyer and Seller with respect to the subject matter hereof. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented, or changed except by an agreement in writing that makes specific reference to this Agreement and which is signed by the party against which enforcement of any such amendment, supplement, or modification is sought.

     11.10 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement, or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.10.

     11.11 Press Release. Prior to, at or after the Closing, neither party shall publish any press release, make any other public announcement or otherwise communicate with any news media concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party; provided, however, that nothing contained herein shall prevent either party from promptly making all filings with governmental authorities as may, in its judgement, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     11.12 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.


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                                     - 35 -

     IN WITNESS WHEREOF, the parties hereto have duly executed this Asset Purchase Agreement as of the day and year first above written.

                                     SELLER

                                     WABASH VALLEY BROADCASTING
                                     CORPORATION



                                     By:_____________________________________
                                     John H. Newcomb, Executive Vice President


                                     BUYER

                                     EMMIS BROADCASTING CORPORATION



                                     By:______________________________________
                                       Name:__________________________________
                                       Title:_________________________________








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